LightPath Technologies, Inc. S-8

Exhibit 5.1

February 4, 2015

LightPath Technologies, Inc.

2603 Challenger Tech Court, Suite 100

Orlando, Florida 32826

Ladies and Gentlemen:

We have acted as counsel for LightPath Technologies, Inc., a Delaware corporation (the “Company”), in connection with the registration of 400,000 shares of Class A common stock of the Company, par value $.01 per share (the “Shares”), pursuant to the Registration Statement on Form S-8 filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Registration Statement”). The Registration Statement is being filed to register 400,000 Shares for offer and sale under and pursuant to the LightPath Technologies, Inc. Employee Stock Purchase Plan (the “Plan”), and the associated preferred stock purchase rights (the “Rights”) to be issued pursuant to the Rights Agreement dated May 1, 1998, as amended on February 25, 2008 (the “Rights Agreement”) between the Company and Continental Stock Transfer & Trust Company.

In connection with the opinions expressed herein, we have examined and relied upon copies of such documents, records, instruments, agreements and matters of law as we have deemed relevant or necessary for purposes of this opinion. With respect to such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have to the extent deemed appropriate, relied upon certain representations of certain officers of the Company. With respect to our opinion as to the Shares and the Rights, we have assumed that the consideration to be paid in connection with the sale of the Shares and the associated Rights will be in accordance with the Plan and the Registration Statement.

In rendering this opinion, we have also assumed that the Rights Agreement was duly authorized, executed and delivered by the rights agent and that the members of the Company’s Board of Directors (the “Board”) acted in a manner consistent with their fiduciary duties as required under applicable law in adopting the Rights Agreement. With respect to the Rights, our opinion does not address the determination a court of competent jurisdiction may make regarding whether the Board would be required to redeem or terminate, or take other action with respect to, the Rights at some future time based on the facts and circumstances existing at that time. This opinion address the Rights and the Rights Agreement in their entirety and no any particular provision of the Rights or the Rights Agreement, and it should be understood that it is not settled whether the invalidity of any particular provision of a rights agreement or of purchase rights issued thereunder would result in invalidating such rights in their entirety. The Rights exist by virtue of and are subject to the Rights Agreement and the terms and conditions thereof, and it should be understood that the Rights Agreement and the Rights may be terminated or amended at the Company’s option.

February 4, 2015

Based on the foregoing, and subject to further limitations, qualifications and assumptions set forth herein, we are of the opinion that the Shares have been duly authorized and, following (i) effectiveness of the Registration Statement, (ii) the issuance of the Shares in accordance with the terms and the Plan and the associated Rights in accordance with the Rights Agreement, and (iii) receipt by the Company of the consideration for the Shares specified in the Plan, (A) the Shares will be validly issued, fully paid and nonassessable and (B) the Rights will be the legal, valid and binding obligations of the Company.

We are opining solely on all applicable statutory provisions of the General Corporation Law of the State of Delaware, including the rules and regulations underlying those provisions.

In addition, the foregoing opinions are qualified to the extent that (a) enforceability may be limited by and be subject to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law (including, without limitation, concepts of notice and materiality), and by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors’ and debtors’ rights generally (including, without limitation, any state or federal law in respect of fraudulent transfers); and (b) no opinion is expressed herein as to compliance with or the effect of federal or state securities or blue sky laws.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ BAKER & HOSTETLER LLP

BAKER & HOSTETLER LLP